Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199424

September 14, 2015

BCB Bancorp, Inc. Follow - on Offering of Common Stock September 2015

This presentation has been prepared by BCB Bancorp, Inc . (“BCB” or the “Company”) solely for informational purposes based on its own information, as well as information from public sources . This presentation has been prepared to assist interested parties in making their own evaluation of BCB and does not purport to contain all of the information that may be relevant . In all cases, interested parties should conduct their own investigation and analysis of the Company . This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of BCB by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation . Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of BCB or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . Except as otherwise indicated, this presentation speaks as of the date hereof . The delivery of this presentation shall not, under any circumstances, create any implication there has been no change in the affairs of the Company after the date hereof . This presentation includes industry and market data that we obtained from periodic industry publications, third - party studies and surveys, filings of public companies in our industry and internal company surveys . Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable . Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate . Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties . In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein . This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") . Management uses these "non - GAAP" measures in its analysis of our performance . Management believes that these non - GAAP financial measures allows for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a greater understanding of our ongoing operations . These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non - GAAP performance measures that may be presented by other companies . A reconciliation of the non - GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in the Addendum to this presentation . The Company has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, the underwriter , or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O’Neill & Partners, L . P . toll free at (866) 805 - 4128 . Offering Disclosures

This investor presentation, the accompanying prospectus, and the information incorporated by reference herein or therein, may not be based on historical facts and constitute “forward - looking statements” as defined in the Private Securities Litigation Reform Act of 1995 , or the PSLRA . Such forward - looking statements, in addition to historical information, involve risks and uncertainties, and are based on the beliefs, assumptions and expectations of our management team . Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward - looking statements . Forward - looking statements speak only as of the date they are made . Because forward - looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward - looking statements and future results could differ materially from historical performance . Factors that could cause future results to vary from current management expectations as reflected in our forward looking statements include, but are not limited to : unfavorable economic conditions in the United States generally and particularly in our primary market area ; the effects of declines in housing markets and real estate values that may adversely impact the collateral underlying our loans ; increase in unemployment levels and slowdowns in economic growth ; our level of non - performing assets and the costs associated with resolving any problem loans including litigation and other costs ; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios ; the credit risk associated with our loan portfolio ; changes in the quality and composition of the Bank’s loan and investment portfolios ; changes in our ability to access cost - effective funding ; deposit flows ; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates ; monetary and fiscal policies of the federal government ; changes in tax policies, rates and regulations of federal, state and local tax authorities ; inflation ; demands for our loan products ; demand for financial services ; competition ; changes in the securities or secondary mortgage markets ; changes in management’s business strategies ; our ability to enter new markets successfully ; our ability to successfully integrate acquired businesses ; changes in consumer spending ; our ability to retain key employees ; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity or regulatory changes ; expanded regulatory requirements as a result of the Dodd - Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results ; and other factors discussed elsewhere in this prospectus supplement and the accompanying prospectus, and in our periodic and current reports filed with the SEC, including under “Risk Factors” in Part I, Item 1 A of our most recent Annual Report on Form 10 - K and under "Risk Factors" in Part II, Item 1 A of our Quarterly Report on Form 10 - Q for the quarter ended June 30 , 2015 . You should not place undue reliance on these forward - looking statements, which reflect our expectations only as of the date of this prospectus supplement . We do not assume any obligation to revise forward - looking statements except as may be required by law . Forward Looking Statements

3 Offering Summary BCB Bancorp, Inc. BCBP / Nasdaq Follow - on Public Offering Common Stock $40 million 15% General corporate purposes, including maintaining liquidity, supporting core business growth, possible early retirement of debt, future acquisitions, funding working capital needs and maintaining capital and liquidity ratios, and the ratios of our bank, at acceptable levels Sandler O’Neill & Partners, L.P. Issuer Ticker / Exchange Offering Type of Security Gross Proceeds Over - Allotment Option Use of Proceeds Sole Book - Running Manager

4 □ BCB Bancorp, Inc. (“BCB” or the “Company”) is a New Jersey bank holding company and the parent of BCB Community Bank (the "Bank"). The Bank is a $1.5 billion community bank with more than 350 employees headquartered in Bayonne, New Jersey □ Founded as Bayonne Community Bank in 2000, the Company has completed two significant acquisitions in its 15 year history • 2010 – Pamrapo Bancorp, Inc . which had $592 million in assets (at announcement) • 2011 – Allegiance Community Bank which had $121 million in assets (at announcement) □ Branch and lending footprint is based in the New York Metropolitan area, with 14 branches located throughout Hudson, Middlesex, Essex, and Bergen counties in New Jersey and one branch in Staten Island, New York. • BCB expects to add one branch per quarter during the next 12 months • Loan production offices located in Bayonne, Freehold and New York City □ #1 in deposit market share among community banks in Core Geographic Market 1 □ BCB offers broad array of products and services which we customize to focus on building long - term relationships with our customers Company Overview 1) Core Geographic Market defined as the cities of Bayonne, Hoboken and Jersey City – Source: SNL Financial. Community banks defined as banks and thrifts with assets less than $10 billion.

5 □ Consistent historic organic growth • Commercially - oriented lending portfolio that has nearly doubled since 2010 • Loan growth and NIM in excess of peer performance □ Strategic geographic market positioning • Management has deep knowledge of market opportunities • New markets are strategically chosen based on market demographics, business environment and retail customer segmentation analyses □ $110 million of high - cost FHLB borrowings to mature within two years (weighted average cost of FHLB borrowings maturing December 2017 or earlier is 4.34%) □ Reconstructed management team averages over 20 years of experience and is poised to execute on growth prospects □ Improving asset quality – nonaccruals of $19.4 million at June 30, 2015 compared to $47.8 million at December 31, 2011 □ Current valuation is attractive (current price of at 103% of TBV and 16.2x LTM EPS 1 ) □ Attractive dividend yield of 5.1% Investment Highlights 1) As of September 11, 2015 – Source: SNL Financial .

6 Experienced Management Team Please see appendix for detailed biographies on the management team. Years Years in with Name Title/Function Banking Company Thomas M. Coughlin President & Chief Executive Officer 28 15 Thomas P. Keating Chief Financial Officer 6 2 Joseph T. Javitz SVP & Chief Lending Officer 31 1 Sandra Sievewright Chief Risk Officer 25 1 TOTAL 90 19

7 Financial Summary Note: BCB Bancorp does not have any intangible assets and as a result tangible book value is equal to book value, tangible common equit y i s equal to common equity and tangible assets are equal to total assets . Financial information as of June 30, 2015 Total assets: $1,498.1 million Gross loans (incl. HFS): $1,407.3 million Year-to-date annualized loan growth: 29.3% Total deposits: $1,178.3 million Year-to-date annualized deposit growth: 29.1% Total shareholders' equity: $106.0 million Tangible common equity: $90.3 million Tangible common equity / tangible assets: 6.03% Tangible book value per share: $10.71 Year-to-date net income to common shareholders $3.3 million Branches: Depository 15 Loan production offices 3 Shares outstanding (June 30, 2015): 8,431,136 Closing stock price (September 11, 2015): $11.00 Market Capitalization (September 11, 2015): $92.7 million Price/ tangible book value per share: 102.7% Price/ LTM EPS: 16.2x Dividend yield 5.1%

8 □ Capitalizing on market dynamics and creating a responsive, customer - centric community bank • We believe consolidation of the banking industry in northeast New Jersey and the greater metropolitan New York area has provided a unique opportunity for a customer - focused banking institution to attract local customers □ Attracting highly experienced and qualified personnel • Our strategy is to continue to hire bankers who have experience in our primary markets, as well as pre - existing business relationships □ Strengthening our balance sheet • Management is committed to strengthening the Bank’s asset quality and increasing profitability □ Strategic Acquisitions • Since our founding, we have completed two acquisitions • Focus on strategic acquisitions in or contiguous to our existing markets □ Organic Branching Initiative • We have commenced an organic branching initiative in order to expand our primary markets, to fill in and grow our branch footprint and to grow our deposit base Growth Strategy and Strategic Positioning

9 □ 15 current branches • 18 on - site ATMs, 2 off - site □ 4 branches have been opened since 2014 • Colonia and Fairfield opened in 2014, Rutherford and Staten Island opened in 2015 □ Expect to open one branch each quarter during the next 12 months □ Goal is to determine attractive markets for de novo branches and to fill - in footprint after successful “builds” □ Average branch size of $71 million □ Median branch size of $41 million BCB Bancorp Branch Locations Current Branch (15) Loan Production (3)

10 Market Demographics Source: SNL Financial, The Nielsen Company (as of January 2015), and the Bureau of Labor Statistics Bergen County Essex County Hudson County Middlesex County Richmond County New Jersey New York Total population 934,529 792,383 671,392 837,586 474,427 8,945,404 19,763,565 Projected population growth 3.0% 1.5% 4.6% 3.1% 1.6% 1.9% 2.1% Population density 4,012 6,281 14,590 2,713 8,131 1,218 419 (Population per Sq. Mile) Number of households 345,665 288,378 263,208 289,473 167,864 3,273,605 7,502,148 Median household income ($) 83,133 52,497 61,465 78,734 72,559 71,094 59,568 % of household income > $100k 41.9% 26.2% 29.7% 37.7% 34.2% 34.7% 27.9% June 2015 unemployment rate 4.6% 6.8% 5.5% 5.1% 5.8% 5.6% 5.3% Current BCB offices 1 2 8 3 1 14 1 BCB Deposits (June 2015) 22,279 67,664 838,521 129,118 12,992 1,057,582 12,992 County Deposits (June 2014) 43,154,540 24,110,476 28,458,894 28,828,688 10,538,881

Deposit Market Share

Core Deposit Market[1] - As of June 30, 2014

Rank	Institution	Branches	Deposits ($000s)
1	Bank of America Corp. (NC)	11	16,512,424
2	Capital One Financial Corp. (VA)	7	1,296,912
3	**BCB Bancorp Inc. (NJ)**	**8**	**872,514**
4	JPMorgan Chase & Co. (NY)	10	841,170
5	Provident Financial Services (NJ)	9	693,451
6	M&T Bank Corp. (NY)	7	677,040
7	HSBC	1	647,072
8	Sumitomo Mitsui Trust Bank Ltd	1	551,535
9	Toronto-Dominion Bank	5	551,207
10	Wells Fargo & Co. (CA)	7	354,610
11	PNC Financial Services Group (PA)	7	281,102
12	Banco Santander	5	195,318
13	Haven Bancorp MHC (NJ)	1	189,315
14	New York Community Bancorp (NY)	4	132,787
15	Citigroup Inc. (NY)	1	119,651
16	Valley National Bancorp (NJ)	2	56,950
17	IA Bancorp Inc. (NJ)	1	22,943
18	Popular Inc. (PR)	1	18,217
19	Oritani Financial Corp. (NJ)	1	12,439
20	Mizuho Financial Group	1	-

County Deposit Market Share - as of June 30, 2014

Rank	County	Branches	Deposits ($000s)
7	Hudson County	8	872,514
26	Middlesex, NJ	3	90,111
26	Essex, NJ	2	47,048
49	Bergen, NJ[2]	1	-
20	Richmond, NY[2]	1	-

Branch Deposits as of June 2015

Branch	Deposits ($000s)
860 Broadway, Bayonne, NJ	327,353
104-110 Ave C, Bayonne, NJ	147,403
611 Ave C, Bayonne, NJ	132,829
Hoboken, NJ	99,763
508 Broadway, Bayonne, NJ	85,308
Woodbridge, NJ	58,142
Monroe Township, NJ	51,723
South Orange, NJ	41,857
Fairfield, NJ	25,808
987 Broadway, Bayonne, NJ	25,268
Rutherford, NJ[2]	22,279
Colonia, NJ	19,253
Staten Island, NY[2]	12,992
181 Ave A, Bayonne, NJ	12,481
Jersey City, NJ	8,116

1) Core Geographic Market defined as the cities of Bayonne, Hoboken and Jersey City
2) De novo branch opened in 2015
For comparative purposes, Deposit ranking as of most recently reported branch level data (6/30/2014)
Source: SNL Financial

11

BCB
YOUR COMMUNITY BANK

12 Deposit Portfolio Composition 2010 2011 2012 2013 2014 June 30, 2015 Deposit Type Non-interest bearing $69,471 $78,589 $85,950 $107,613 $127,308 $148,357 NOW & Other Transaction 80,775 112,605 120,765 148,804 155,044 171,497 MMDA & Savings 301,627 333,138 320,603 331,472 333,581 310,681 Certificates of deposit 434,415 453,291 413,468 380,781 412,623 547,811 Total Deposits $886,288 $977,623 $940,786 $968,670 $1,028,556 $1,178,346 Percent of Gross Total Non-interest bearing 7.8% 8.0% 9.1% 11.1% 12.4% 12.6% NOW & Other Transaction 9.1% 11.5% 12.8% 15.4% 15.1% 14.6% MMDA & Savings 34.0% 34.1% 34.1% 34.2% 32.4% 26.4% Certificates of deposit 49.0% 46.4% 43.9% 39.3% 40.1% 46.5%

13 Pamrapo Bancorp, Inc. Announced: 6/30/2009 – Completed: 7/6/2010 BCB Pamrapo Assets $597 million $592 million Deposits $431 million $434 million Equity $50 million $54 million Purchase Price: $47 million □ Combined two of Hudson County’s community banks to create a market leading bank □ Largest community bank competitor in Core Geographic Market 1 Allegiance Community Bank Announced: 4/5/2011 – Completed: 10/14/2011 BCB Allegiance Assets $1.1 billion $121 million Deposits $886 million $100 million Equity $99 million $7 million Purchase Price: $6.6 million □ Provided an entrance to Essex County and further expansion into Middlesex County M&A History 1) Core Geographic Market defined as the cities of Bayonne, Hoboken and Jersey City Source: SNL Financial. Financial information shown as of the announcement.

14 □ The Company has issued three series of 6.0% Perpetual Preferred Stock since 2012 □ Series A Preferred offering • Completed 12/31/2012 • $8.65 million raised □ Series B Preferred offering • Three rounds – complete 10/31/2013, 2/28/2014 and 3/31/2014 • $4.78 million raised □ Series C Preferred offering • Initial close 7/13/2015 • $2.35 million raised • Considering raising an additional $2.65 million by year end 2015 □ Total current outstanding: $15.68 million Preferred Stock Offerings

Consistent Balance Sheet Growth



1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
$000s
CAGR(a) Asset: 7.0%
CAGR(a) Loans: 13.8%
'09 Q3
'09 Q4
'10 Q1
'10 Q2
'10 Q3
'10 Q4
'11 Q1
'11 Q2
'11 Q3
'11 Q4
'12 Q1
'12 Q2
'12 Q3
'12 Q4
'13 Q1
'13 Q2
'13 Q3
'13 Q4
'14 Q1
'14 Q2
'14 Q3
'14 Q4
'15 Q1
'15 Q2
Gross Loans
Other Assets
Completion of Pamrapo Acquisition
Completion of Allegiance Acquisition

15

BCB YOUR COMMUNITY BANK

a) Since December 31, 2010.

16 □ Building and maintaining core relationships • Focus on key customers • Significant referral network □ Maintenance of strong credit culture • Independent Risk Based Pricing model continues to drive and supports improved credit metrics • Enhanced committee approval and review process • Increased periodic loan and portfolio stress testing • Proactive identification and resolution of problem credits □ Focused on areas of strength • Concentration on core geographic markets and products • Targeted expansion into new markets □ Build the proper infrastructure to support the increased volume of business and regulation □ Comprehensive Management and Board level reporting □ Recruiting of strong, seasoned bankers with local market knowledge and experience Risk Management and Lending Culture

17 Loan Portfolio Composition Excludes loans held for sale. 2010 2011 2012 2013 2014 June 30, 2015 Loan Type Residential 1-4 $234,435 $218,085 $202,926 $200,334 $207,288 $211,510 Commercial and multifamily 410,212 472,424 588,268 678,122 829,112 983,686 Construction 17,848 17,000 23,310 37,507 73,497 86,751 Commercial business 54,160 74,573 59,668 63,508 60,994 72,394 Home equity 63,603 69,075 60,393 56,063 52,955 52,538 Consumer 1,816 1,308 1,634 1,452 2,830 2,467 Deferred loan fees, net (556) (1,193) (1,535) (2,300) (2,675) (2,853) Gross Total $781,518 $851,272 $934,664 $1,034,686 $1,224,001 $1,406,493 Allowance for loan losses (8,417) (10,509) (12,363) (14,342) (16,151) (17,712) Total loans, net $773,101 $840,763 $922,301 $1,020,344 $1,207,850 $1,388,781 Percent of Gross Total Residential 1-4 30.0% 25.6% 21.7% 19.4% 16.9% 15.0% Commercial and multifamily 52.5% 55.5% 62.9% 65.5% 67.7% 69.9% Construction 2.3% 2.0% 2.5% 3.6% 6.0% 6.2% Commercial business 6.9% 8.8% 6.4% 6.1% 5.0% 5.1% Home equity 8.1% 8.1% 6.5% 5.4% 4.3% 3.7% Consumer 0.2% 0.2% 0.2% 0.1% 0.2% 0.2% Deferred loan fees, net -0.1% -0.1% -0.2% -0.2% -0.2% -0.2%

18 Improving Credit Quality As of or for 6 Months As of or for the year ended December 31, Ended 2010 2011 2012 2013 2014 June 30, 2015 NON-PERFORMING ASSETS Nonaccrual loans $41,811 $47,825 $20,059 $20,565 $19,604 $19,415 90+ Days delinquent accruing – – 2,836 – – – Nonperforming loans 41,811 47,825 22,895 20,565 19,604 19,415 Real estate owned and repossessed assets, net 3,602 6,570 3,274 2,227 3,485 2,113 Total non-performing assets 45,413 54,395 26,169 22,792 23,089 21,528 Performing TDRs 20,881 35,569 25,342 24,106 18,666 19,854 Total NPAs + TDRs $66,294 $89,964 $51,511 $46,898 $41,755 $41,382 NPAs/ Assets (%) 4.10 4.47 2.23 1.89 1.77 1.44 NPLs/ Assets (%) 3.78 3.93 1.95 1.70 1.51 1.30 NPAs + TDRs / Assets (%) 5.99 7.39 4.40 3.88 3.21 2.76 NPLs / Gross Loans (%) 5.31 5.58 2.14 1.98 1.60 1.38 RESERVES Loan loss reserve $8,417 $10,509 $12,363 $14,342 $16,151 $17,712 Reserves / Gross Loans (%) 1.07 1.23 1.32 1.38 1.32 1.26 Reserves / NPLs (%) 20.13 21.97 54.00 69.74 82.39 91.23 Reserves / NPLs + TDRs (%) 13.43 12.60 25.63 32.11 42.20 45.10 NET CHARGE-OFFS Net charge-offs $677 $2,008 $3,046 $771 $991 $289 NCOs/ Avg Loans (Annualized) (%) 0.11 0.25 0.36 0.08 0.09 0.04

19 Net Interest Margin Peers median includes banks and thrifts located in the New York – Newark – Jersey City, NY - NJ - PA MSA with assets between $750 million and $3.5 billion Source: SNL Financial. 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% '12 Q1 '12 Q2 '12 Q3 '12 Q4 '13 Q1 '13 Q2 '13 Q3 '13 Q4 '14 Q1 '14 Q2 '14 Q3 '14 Q4 '15 Q1 '15 Q2 BCBP Peers

20 Key Operating Metrics 1) Defined as non - accrual loans + 90 past due and still accruing + OREO Peer median includes banks and thrifts located in the New York – Newark – Jersey City, NY - NJ - PA MSA with assets between $750 mil lion and $3.5 billion Note: BCB Bancorp does not have any intangible assets and as a result tangible book value is equal to book value, tangible co mmo n equity is equal to common equity and tangible assets are equal to total assets . Source: SNL Financial – market data as of September 11, 2015. Operating Metrics BCB Peers Total Assets ($Ms) $1,498 $1,575 YTD ROAA 0.53% 0.71% YTD ROATCE 7.39% 8.19% YTD NIM 3.87% 3.11% YTD Efficiency Ratio 72.23% 63.50% NPAs¹ / Assets 1.44% 0.49% Tang. Common / Tang. Assets 6.03% 9.06% Loans / Deposits 119.43% 95.56% Trading Metrics Price / Tangible Book 102.7% 120.7% Price / LTM EPS 16.2x 15.9x

21 Pro Forma Capital and Capital Ratios Notes: Assumes a $40 million capital raise, net of estimated underwriting, legal and other fees/costs. Assumes new capital is deployed with a 20% risk weighting ($000s) As of Common As Adjusted June 30, 2015 Offering June 30, 2015 Total assets $1,498,088 $37,280 $1,535,368 Preferred stock $15,676 $0 $15,676 Common stock and APIC 93,840 37,280 131,120 Retained earnings 26,955 0 26,955 Accumulated other comprehensive (loss) (1,401) 0 (1,401) Treasury stock (29,096) 0 (29,096) Total stockholder's equity $105,974 $37,280 $143,254 Common equity $90,298 $127,578 Deferred tax asset (75) (75) Net unrealized gain in AFS 8 8 Accumulated other comprehensive (loss) 1,393 1,393 Common Equity Tier 1 capital $91,624 $128,904 Perpetual preferred stock $15,676 $15,676 Trust preferred securities 4,124 4,124 Additional Tier 1 deductions (113) (113) Tier 1 capital $111,311 $148,591 ALL included in Tier 2 15,734 15,734 Total risk based capital $127,045 $164,325 Tangible common equity / tangible assets 6.03% 8.31% Tier 1 leverage ratio 7.68% 10.20% CET1 ratio 7.29% 10.20% Tier 1 ratio 8.86% 11.75% Tier RBC ratio 10.11% 13.00%

22 □ Consistent historic organic growth □ Strategic geographic market positioning / attractive core markets □ Reconstructed management team averages over 20 years of experience and is poised to execute on growth prospects □ Current valuation is attractive (current price of at 103% of TBV and 16.2x LTM EPS 1 ) Investment Highlights Revisited 1) As of September 11, 2015 – Source: SNL Financial .

Addendum

24 □ Thomas M . Coughlin – President & Chief Executive Officer – 55 • Thomas M . Coughlin is the Chief Executive Officer and President of BCB Bancorp, Inc . and BCB Community Bank and is the Corporate Secretary of BCB Bancorp, Inc . Mr . Coughlin has been in the banking industry for 28 years . He was formerly Vice President of Chatham Savings Bank . Prior to that, he was the Controller and Corporate Secretary of First Savings Bank of New Jersey . In addition to his role at the Company, Mr . Coughlin is a member of the Bayonne Rotary, Gift of Life 7490 , International Aid Humanitarian Foundation, Friends of Family Readiness Group, Bayonne Chamber of Commerce and Friends of Special Children . Mr . Coughlin was a former Commissioner of the Bayonne Rent Control Board, the past President of the American Heart Association and has served as Trustee of D . A . R . E . and the Bayonne P . A . L . Mr . Coughlin attended Saint Vincent DePaul Grammar School, Bayonne High School and received a B . S . degree from Saint Peter’s University, Jersey City . □ Thomas P . Keating – Chief Financial Officer – 59 • Thomas P . Keating, CPA, is the Chief Financial Officer of BCB Bancorp, Inc . , and BCB Community Bank . Prior to joining the Company and the Bank in March 2014 , Mr . Keating served as the Chief Financial Officer and Chief Operating Officer of Enterprise National Bank in Kenilworth, New Jersey for approximately three years . Mr . Keating had previously worked in various capacities at both BCB and Pamrapo Savings Bank . He also served as Chief Financial Officer of AES Red Oak, LLC, for six years . Mr . Keating attended Marist High School, received a B . S . degree in Accounting from St . Peter’s University and a M . S . degree in Taxation from Seton Hall University . He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants . A lifelong resident of Bayonne, Mr . Keating has been active in the Bayonne community, having volunteered his services to the Bayonne Family Community Center, St . Mary’s Citywide PeeWee basketball program, Bayonne Little League, Bayonne PAL, Knights of Columbus and Bayonne Cal Ripken . Experienced Management Team

25 □ Joseph J. Javitz – SVP & Chief Lending Officer – 57 • Joseph Javitz is the Senior Vice President/Chief Lending Officer of BCB Community Bank. He has been in the banking and financial services industry for more than 31 years. He joined BCB Community Bank in June 2014 as Chief Lending Officer for the Bank. Prior to his hire, he was the Chief Lending Officer of Abacus Federal Savings Bank, a federally - chartered savings bank in New York City. His career began at Roosevelt Savings Bank, located in Garden City, New York, and has included positions as Senior Vice President and Mortgage Division Executive at the institutions he has served. Mr. Javitz’s diverse experience includes more than 30 years in developing residential, mixed - use, commercial, multi - family and consumer lending business platforms for regional and national lenders . Mr. Javitz is a graduate of Bernard M. Baruch College with a B.B.A. in Marketing and Advertising and also attended Adelphi Graduate School of Business (M.B.A. Program) in Finance and Economics. Mr . Javitz has been active in the Mortgage Lending Industry as he has served as Past President of the Community Bankers Mortgage Forum 2000 and Vice President of the Metropolitan Mortgage Officer’s Society 2014. □ Sandra Sievewright – Chief Risk Officer and Chief Compliance Officer – 52 • Sandra Sievewright is the Chief Compliance/Chief Risk Officer of BCB Community Bank. Ms. Sievewright has been in the banking industry for approximately 25 years. Prior to joining BCB in May 2014, she was the Senior Vice President of a commercial bank in Ocean County, New Jersey and previous to that worked for a community bank in Bergen County as Senior Vice President, Compliance Officer for approximately 8 years. Ms. Sievewright’s career began at Central Jersey Savings Bank and has included positions as Assistant Vice President of Lending, Compliance Officer, Community Reinvestment Act Officer, Bank Secrecy Act Officer, Security Officer and Branch Administrator at both community and commercial banks in New Jersey. Ms. Sievewright received a BS degree from Albright College. Experienced Management Team

26 Historical and Pro Forma Capital Ratios a) Assumes fully phased in capital conservation buffer of 2.5% Notes: Assumes a $40 million capital raise, net of estimated underwriting, legal and other fees/costs. Assumes new capital is deployed with a 20% risk weighting BCB Bancorp does not have any intangible assets and as a result tangible book value is equal to book value, tangible common equit y i s equal to common equity and tangible assets are equal to total assets . 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 2011 2012 2013 2014 Current As Adjusted TCE /TA Leverage Ratio Tier 1 Common Ratio Tier 1 Ratio Total RBC Ratio Total RBC Leverage Well Capitalized Minimums + Buffer (a) +250 +325 +320 +520 BPS in Excess of Well Capitalized Minimums + Buffer (a) CET1 Tier 1

27 Non - GAAP Reconciliation As of Year Ended December 31, Six Months Ending 2010 2011 2012 2013 2014 June 30, 2014 June 30, 2015 Net Interest Income $26,432 $39,582 $41,700 $46,779 $49,888 $24,308 $26,287 Non Interest Income 14,207 2,448 (7,225) 3,375 3,958 3,338 2,992 Net Revenue $40,639 $42,030 $34,475 $50,154 $53,846 $27,646 $29,279 Non Recurring Items Realized Gains on Sale of Securities 0 18 349 378 3,511 1,262 0 Loss on Bulk Sale of Impaired Loans 0 0 (10,804) (474) (4,012) 0 0 Gain on Bargain Purchase 12,582 1,162 0 0 0 0 0 Efficiency Ratio Numerator $28,057 $40,850 $44,930 $50,250 $54,347 $26,384 $29,279 Non Interest Expense $22,358 $28,506 $33,889 $31,437 $38,409 $18,022 $21,147 Efficiency Ratio 79.69% 69.78% 75.43% 62.56% 70.67% 68.31% 72.23%

Peer Group Detail

Financial Data as of or for the Period Ending June 30, 2015 Pricing Data as of September 11, 2015					Capital Position			YTD Profitability				Asset Quality		Valuation				
Company	City, State	Ticker	Total Assets ($mm)	Loans / Deposits (%)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs[1]/ Total Assets (%)	Price/ Tang. Book Value (%)	Price/ LTM EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($mm)
Bridge Bancorp, Inc.	Bridgehampton, NY	BDGE	3,428	81.38	6.90	10.70	11.08	0.44	6.5	3.55	59.5	0.83	0.09	202	21.9	3.4	74.8	468
Oritani Financial Corp.	Township of Washington, NJ	ORIT	3,353	142.00	15.44	15.68	18.85	1.44	9.1	3.14	41.2	1.11	0.50	132	14.1	4.5	86.4	682
Northfield Bancorp, Inc.	Woodbridge, NJ	NFBK	3,147	111.29	17.28	17.77	24.12	0.61	3.3	2.8	64.6	1.16	0.48	129	36.1	1.8	66.7	687
Peapack-Gladstone Financial Corporation	Bedminster, NJ	PGC	3,118	102.94	8.17	8.48	13.58	0.70	8.2	2.8	61.3	0.84	0.26	128	16.4	0.9	15.3	329
First of Long Island Corporation	Glen Head, NY	FLIC	2,829	89.31	8.45	8.21	14.95	0.91	10.8	2.9	50.6	1.24	0.13	156	15.4	2.9	44.0	365
OceanFirst Financial Corp.	Toms River, NJ	OCFC	2,395	101.57	9.25	9.12	13.73	0.88	9.4	3.2	62.7	0.92	1.01	133	14.2	2.9	41.1	308
Suffolk Bancorp	Riverhead, NY	SUBK	1,998	85.93	9.53	10.10	13.26	0.95	9.8	4.1	65.4	1.36	0.28	175	19.5	1.4	16.7	327
Clifton Bancorp Inc.	Clifton, NJ	CSBK	1,153	96.07	30.17	29.70	64.01	0.57	1.9	2.4	64.3	0.54	0.46	104	40.9	1.7	88.2	358
1st Constitution Bancorp	Cranbury, NJ	FCCY	1,047	95.04	7.55	10.00	11.51	0.94	12.5	4.1	61.3	0.96	0.96	111	10.1	0.0	0.0	87
Unity Bancorp, Inc.	Clinton, NJ	UNTY	1,024	99.37	7.06	9.09	12.59	0.91	12.4	3.6	65.4	1.51	1.08	114	10.3	1.6	12.6	83
Two River Bancorp	Tinton Falls, NJ	TRCB	844	98.20	8.73	9.72	11.87	0.72	8.1	3.7	69.4	1.23	0.75	99	12.2	1.6	16.2	71
Bancorp of New Jersey, Inc.	Fort Lee, NJ	BKJ	803	93.02	8.87	8.92	12.08	0.62	7.1	3.1	61.5	1.21	1.02	100	15.2	2.1	32.0	71
Orange County Bancorp, Inc.[2]	Middletown, NY	OCBI	778	58.57	11.46	12.18	22.73	(0.53)	(4.3)	3.0	92.9	2.01	2.21	113	27.5	3.2	88.6	99
Berkshire Bancorp Inc.	New York, NY	BERK	787	48.21	18.10	13.46	29.81	0.49	3.5	2.7	81.1	2.74	0.06	78	38.3	1.3	49.4	112
		High	3,428	142.00	30.17	29.70	64.01	1.44	12.5	4.08	92.9	2.74	2.21	202	40.9	4.5	88.6	687
		Low	778	48.21	6.90	8.21	11.08	(0.53)	(4.3)	2.42	41.2	0.54	0.06	78	10.1	0.0	0.0	71
		Mean	1,907	93.07	11.93	12.37	19.58	0.69	7.0	3.23	64.4	1.26	0.66	127	20.9	2.1	45.1	289
		Median	1,575	95.56	9.06	10.05	13.66	0.71	8.2	3.11	63.5	1.18	0.49	121	15.9	1.8	42.6	318
BCB Bancorp, Inc.	Bayonne, NJ	BCBP	1,498	119.36	6.03	7.68	10.11	0.53	7.4	3.87	72.2	1.26	1.44	103	16.2	5.1	82.4	93
	BCBP Ranking out of 15:		8	2	15	15	15	12	9	3	13	5	14	12	8	1	4	11

1) Defined as non-accrual loans + 90 past due and still accruing + OREO
2) Information as of March 31, 2014

Note: BCB Bancorp does not have any intangible assets and as a result tangible book value is equal to book value, tangible common equity is equal to common equity and tangible assets are equal to total assets.

Source: SNL Financial; regulatory call report information used when publicly reported financials were unavailable.

28

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